Exhibit 99.1

Lakeland Industries Announces Early Payoff of Arbitration Settlement to Accelerate Exit From Brazil

Payoff Results in a Gain of $224,000

RONKONKOMA, NY – June 22, 2015 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced it has successfully amended the Settlement Agreement (the “original Settlement Agreement”) from September 11, 2012 relating to an arbitration with the former management of its Brazil subsidiary. The amended Settlement Agreement (the “new Settlement Agreement”) includes a discounted early payoff of the outstanding balance owed to the former management of the Brazil subsidiary pursuant to the original Settlement Agreement.

Following the satisfaction of all regularly scheduled payments of the original Settlement Agreement to date, the Company has agreed to complete the payoff of the new Settlement Agreement by June 30, 2015, which will satisfy the remaining US$3,750,000 balance under the original Settlement Agreement. The payoff amount of the new Settlement Agreement is US$3,413,000, resulting in a gain of $224,000 after allowing for imputed interest on the original Settlement Agreement. As part of the original Settlement Agreement, all alleged outstanding claims against the Company arising from an arbitration proceeding in Brazil involving the Company and the former management of the Brazil subsidiary were settled for an aggregate of approximately US$8,500,000, which was payable by the Company over a period of six years. Prior to the new Settlement Agreement, the remaining amount owed under the original Settlement Agreement was to be paid in quarterly installments of US$250,000 through December 31, 2018.

The Amendment to the original Settlement Agreement contains a general release of claims by the former management of the Brazil subsidiary in favor of the Company and its past or present officers, directors, and other affiliates, as well as other closing conditions.  Lakeland’s senior lender, Alostar Bank of Commerce, has consented to the transactions contemplated by the Amendment.

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, commented, “The payoff and satisfaction of the Arbitration Settlement clears an essential hurdle in our path for a complete exit from Brazil. As a result, we have effectively removed a major uncertainty with a potentially exploding default provision resulting from the arbitration and saved $337,000 in future payments. With our exit from Brazil expected to be complete by the end of July, we’ll be able to further sharpen our focus on organic growth initiatives, enhancing profitability and driving free cash flow generation from continuing operations.”

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.